THE REGISTERED HOLDER OF THIS PURCHASE OPTION BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL NOT SELL, TRANSFER OR ASSIGN THIS PURCHASE OPTION EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS PURCHASE OPTION AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE OPTION FOR A PERIOD OF ONE YEAR FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN (I) MORGAN JOSEPH & CO. INC. (“MORGAN JOSEPH”) OR AN UNDERWRITER OR A SELECTED DEALER IN CONNECTION WITH THE OFFERING, OR (II) A BONA FIDE OFFICER OR PARTNER OF MORGAN JOSEPH OR OF ANY SUCH UNDERWRITER OR SELECTED DEALER.

THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO THE LATER OF THE CONSUMMATION BY GLOBAL TECHNOLOGY INDUSTRIES, INC. OF A MERGER, CAPITAL STOCK EXCHANGE, ASSET OR STOCK ACQUISITION OR OTHER SIMILAR BUSINESS COMBINATION WITH ONE OR MORE OPERATING BUSINESSES (“BUSINESS COMBINATION”) (AS DESCRIBED MORE FULLY IN THE COMPANY’S REGISTRATION STATEMENT (DEFINED HEREIN)) OR ____________ , 2007. VOID AFTER 5:00 P.M. NEW YORK CITY LOCAL TIME, _____________, 2010.

UNIT PURCHASE OPTION

FOR THE PURCHASE OF

500,000 UNITS

OF

GLOBAL TECHNOLOGY INDUSTRIES, INC.

1.  Purchase Option

THIS CERTIFIES THAT, in consideration of $100.00 duly paid to Global Technology Industries, Inc. (the “Company”), Morgan Joseph & Co. Inc. (“Morgan Joseph”) or registered assigns (“Holder”) is entitled, at any time or from time to time upon the later of the consummation of a Business Combination or ___________, 2007 (“Commencement Date”), and at or before 5:00 p.m., New York City local time, ________________, 2010 (“Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to Five Hundred Thousand (500,000) units (“Units”) of the Company, each Unit consisting of one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), and one warrant (“Warrant”) expiring four years from the effective date (“Effective Date”) of the registration statement (“IPO Registration Statement”) pursuant to which Units are offered for sale to the public (the “IPO”). Each Warrant shall be in the same form as the warrants included in the Units being registered for sale to the public by way of the IPO Registration Statement (“Public Warrants”) except that the exercise price of each Warrant shall be $7.50 per share (subject to adjustment under the same circumstances that the exercise price of the Public Warrants is adjusted). If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Purchase Option may be exercised on the next succeeding day that is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option. This Purchase Option is initially exercisable at $10.00 per Unit so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Unit and the number of Units (and shares of Common Stock and Warrants) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2.  Exercise

2.1  Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price for the Units being purchased, payable in cash or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., New York City local time, on the Expiration Date, this Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2  Legend. Each certificate for the securities purchased under this Purchase Option shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Securities Act”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR APPLICABLE STATE LAW. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW.”

2.3  Cashless Exercise.

2.3.1  Determination of Amount. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Option is exercisable and in lieu of being entitled to receive Common Stock and Warrants in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into Units (“Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units equal to the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of the Purchase Option being converted by (y) the “Current Market Value” (as defined below). The “Value” of the portion of the Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of this Purchase Option being converted from (b) the Current Market Value of a Unit multiplied by the number of Units underlying the portion of the Purchase Option being converted. As used herein, the term “Current Market Value” per Unit at any date means the remainder derived from subtracting (x) the exercise price of the Warrant multiplied by the number of shares of Common Stock issuable upon exercise of the Warrant underlying one Unit from (y) the Current Market Price of the Common Stock multiplied by the number of shares of Common Stock underlying the Warrant and the Common Stock issuable upon exercise of one Unit.

The “Current Market Price” of a share of Common Stock shall mean (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or Over-The-Counter Bulletin Board (or successor), the last sale price of the Common Stock in the principal trading market for the Common Stock as reported by the exchange, Nasdaq or the NASD, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or the Over-The-Counter Bulletin Board (or successor), but is traded in the residual over-the-counter market, the closing bid price for the Common Stock on the last trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

2.3.2  Mechanics of Cashless Exercise. The Cashless Exercise Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Purchase Option with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.

2.4  Warrant Exercise. Any warrants underlying the Units shall be issued pursuant to and subject to the terms and conditions set forth in the Warrant Agreement, dated as of ______________, 2006, between the Company and Continental Stock Transfer & Trust Company, acting as Warrant Agent (the “Warrant Agreement”); provided, that the exercise price of the Warrants shall be as set forth herein.

2.5  Net Cash Settlements. In no event will the Company be required to net cash settle the exercise of the Purchase Option or the Warrants underlying the Purchase Option. The holder of the Purchase Option and the Warrants underlying the Purchase Option will not be entitled to exercise the Purchase Option or the Warrants underlying such Purchase Option unless a registration statement is effective, or an exemption from the registration requirements is available at such time and, if the holder is not able to exercise the Purchase Option or underlying Warrants, the Purchase Option and/or the underlying Warrants, as applicable, will expire worthless.

3.  Transfer

3.1  General Restrictions. The Holder, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge or hypothecate this Purchase Option or its underlying securities, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this Purchase Option or its underlying securities, for a period of one year following the Effective Date to anyone other than (i) Morgan Joseph or an underwriter or a selected dealer in connection with the IPO, or (ii) a bona fide officer or partner of Morgan Joseph or of any such underwriter or selected dealer in accordance with the National Association of Securities Dealers, Inc. (“NASD”) Conduct Rule 2710(g)(1). On and after the first anniversary of the Effective Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five business days transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

3.2  Restrictions Imposed by the Securities Act. The securities evidenced by this Purchase Option shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement or a post-effective amendment to the IPO Registration Statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “SEC”) and compliance with applicable state securities law has been established.

4.  Partial Exercises or Transfers; Lost Certificates

4.1  Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Purchase Option has not been exercised or assigned.

4.2  Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification and, if required by the Company, the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.  Registration Rights

5.1  Definitions. For purposes of this Purchase Option, the following terms shall have the meanings set forth below

5.1.1  “Demand Registration” shall have the meaning set forth in Section 5.2.

5.1.2  “Demanding Holders” shall mean, in connection with any Demand Registration or Piggyback Registration, the Eligible Holders whose Registrable Securities are included in such Registration.

5.1.3  “Eligible Holder” shall mean a Holder of one of more of the Purchase Options, Units, Common Stock or Warrants included in the Units issued upon exercise of the Purchase Option, or Common Stock issued upon exercise of such Warrants, and “Eligible Holders” means the Holders of all of the Purchase Options, Units, Common Stock or Warrants issued upon exercise of the Purchase Options, or Common Stock issued upon exercise of such Warrants; provided, however, that “Eligible Holder” shall not include any person or entity that holds Common Stock acquired upon exercise of the Purchase Option or upon exercise of Warrants acquired upon exercise of such Purchase Option that has been acquired pursuant to a transfer pursuant to Rule 144 and that may be traded without restriction pursuant to Rule 144 or registered under the Securities Act (other than the registration statement pursuant to which the Purchase Option was registered).

5.1.4  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

5.1.5  “Investor Securities” shall mean the securities eligible for registration pursuant to the Registration Rights Agreement.

5.1.6  “Piggyback Registration” shall have the meaning set forth in Section 5.3.

5.1.7  “Purchase Options” shall mean this Purchase Option and any other identical Purchase Options (other than the number of Units that may be acquired and the identity of the Holder) derived from this Purchase Option as a result of transfer of a portion of this Purchase Option.

5.1.8  “Registrable Securities” shall mean the Common Stock included in the Units issuable upon exercise of the Purchase Options and the Common Stock issued or issuable upon exercise of the Warrants included in the Purchase Options, and all shares of Common Stock issued with respect to such securities as a result of any stock split or stock dividend; provided, however, that such shares of Common Stock shall cease to be Registrable Securities: (a) upon sale or transfer pursuant to an effective registration statement under the Securities Act; or (b) when all Registrable Shares held by an Eligible Holder can be sold or by the Eligible Holder under Rule 144 under the Securities Act within any three-month period.

5.1.9  “Registration” shall mean a Demand Registration or a Piggyback Registration.

5.1.10  “Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of ____________, 2006 between the Company and the initial investors in the Company.

5.1.11  “Underwriting Agreement” shall mean that certain Underwriting Agreement dated _______________, 2006 by and among the Company, on one hand, and Morgan Joseph and several other underwriters on the other hand.

5.2  Demand Registration

5.2.1  Grant of Right. The Company, upon written demand (“Initial Demand Notice”) of the Eligible Holder(s) of at least 51% of the Registrable Securities (“Initiating Holders”) at any time within the four-year period commencing one year after the Effective Date, agrees to register (the “Demand Registration”) under the Securities Act on one occasion all or any portion of the Registrable Securities requested by the Initiating Holders in the Initial Demand Notice and the Registrable Securities requested to be included by each other Eligible Holder within 15 days of receipt of notice of the Demand Registration from the Company. The Initial Demand Notice shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. As a condition to including Registrable Securities in the Demand Registration, each Demanding Holder must furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.2.2  Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the SEC with respect to such Demand Registration has been declared effective; provided, however, that (a) if such a majority in interest of the Demanding Holders request withdrawal of the Registration Statement prior to its effectiveness, such Registration will count as a Demand Registration unless the Demanding Holders reimburse the Company for its out-of-pocket costs and expenses incurred prior to such withdrawal within 30 days after receipt of invoice therefor from the Company; and (b) once the Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the SEC or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) Demanding Holders holding a majority of the Registrable Securities that have not be sold pursuant to the Registration Statement thereafter elect to continue the offering.

5.2.3  Filing Registration Statement. The Company shall, as expeditiously as possible and in any event within 60 days after receipt of the Initial Demand Notice, prepare and file with the SEC a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 5.2.5; provided, however, that, if the Chief Executive Officer or Chairman of the Company furnishes to the Demanding Holders a certificate stating in good faith that the Company expects to file a registration statement (other than a registration statement relating to any employee benefit plan, or a registration statement related solely to stock issued upon conversion of debt securities) within 90 days of the Company’s receipt of the Initial Demand Notice and is exercising its right to delay the filing of a Registration Statement during the resulting Blackout Period (defined below) (the “Blackout Period Certificate”) within five (5) business days after it receives the Initial Demand Notice then (i) the Company shall not be required to take any action pursuant to this section 5.2.3 during such Blackout Period provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, (ii) the Initial Demand Notice shall be deemed received, for purposes of determining the availability of registration rights of the Holders under this Section 5, when actually received by the Company, and (iii) the Initial Demand Notice shall be deemed received, for purposes of determining the timing of any obligation of the Company under this Section 5.2.3, on the first business day immediately succeeding the conclusion of such Blackout Period. For purposes of this Section 5.2.3, “Blackout Period” means a period not to exceed (90) days beginning on the date the Company’s Chief Executive Officer or Chairman furnishes to the Demanding Holder the Blackout Period Certificate; provided that in the event the Company in fact files such registration statement within such 90-day period, such 90-day period shall be extended until the last day of the distribution period of such primary offering of securities. The Company may not delay the ability of the Demanding Holders to exercise any of their rights under this Purchase Option by way of giving notice of a Blackout Period more than twice in any 12 month period, and any notice of a Blackout Period given by the Company to the Demanding Holders cannot come less than six months after a previous Blackout Period notice given by the Company.

5.2.4  Underwritten Offering.

(a)  Election for Underwritten Offering. If the Initiating Holders so elect and advise the Company as part of the Initial Demand Notice, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of a firm commitment underwritten offering with such managing underwriter or underwriters selected by the Initiating Holders, subject to reasonable approval of the Company. In such event, the right of any Eligible Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such firm commitment underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

(b)  Reduction of Offering. If the managing underwriter or underwriters for a Demand Registration that is to be a firm commitment underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Holder has requested be included in such registration, regardless of the number of shares held by each such Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Investor Securities that the holders thereof have requested be included in such registration, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

(c)  Underwriting Agreement. If the offering pursuant to a Demand Registration or a Piggyback Registration will be in the form of a firm commitment underwritten offering, the Company shall enter into an underwriting agreement with the managing underwriter(s) in form and substance reasonably satisfactory to the Company, which agreement shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type. In addition, and as a condition to including their Registrable Securities in the Demand Registration or Piggyback Registration, each Demanding Holder and any other party to which the Company has granted piggy-back registration rights must: (i) enter into the underwriting agreement in a form approved by a majority-in-interest of the Initiating Holders; and (ii) execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering.

(d)  Blue Sky Filings. The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Initiating Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (i) would cause the Company to be obligated to qualify to do business in such state, (ii) would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (iii) would require the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company.

5.2.5  Period of Effectiveness. The Company shall cause any registration statement filed pursuant to the Demand Registration to remain effective until the first to occur of (i) sale or transfer of all the Registrable Securities included in such registration statement and (ii) nine months from the effective date of such registration statement, which period shall be extended by the number of days in such period that the Company has advised the Demanding Holders cannot sell their Registrable Securities under the registration statement.

5.3  Piggyback Registration.

5.3.1  Piggyback Rights. If at any time during the seven-year period commencing on the Effective Date, the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company), other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) for a reorganization, including a merger, sale of assets or an acquisition of a business, then the Company shall (x) give written notice of such proposed filing to the Eligible Holders as soon as practicable but in no event less than 10 days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five days following receipt of such notice (a “Piggyback Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Demanding Holders proposing to distribute Registrable Securities through a Piggyback Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggyback Registration.

5.3.2  Reduction of Offering. If the managing underwriter or underwriters for a Piggyback Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the Demanding Holders, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a)  If the registration is undertaken for the Company’s account: (i) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities, if any, comprised of Registrable Securities and Investor Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b)  If the registration is a “demand” registration undertaken at the demand of holders of Investor Securities, (i) first, the shares of Common Stock or other securities for the account of the demanding persons, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c)  If the registration is a “demand” registration undertaken at the demand of persons other than holders of Investor Securities, (i) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), collectively the shares of Common Stock or other securities comprised of Registrable Securities and Investor Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof and of the Registration Rights Agreement, as applicable, that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

5.3.3  Withdrawal. Any Demanding Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggyback Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the registration statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the registration statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Demanding Holders in connection with such Piggyback Registration as provided in Section 5.4.3.

5.3.4  Suspension of Use of Effective Registration Statement. If a registration statement relating to the registration of Registrable Securities under this Section 5 hereof has been declared effective (“Effective Registration Statement”), subject to the good faith determination by the Board of Directors of the Company that it is reasonably necessary to suspend the use of such Effective Registration Statement or sales of Registrable Securities by Eligible Holders under such Effective Registration Statement, the Company may, upon written notice (the “Suspension Notice”) to the Eligible Holders, direct the Eligible Holders to suspend the use of or sales under such Effective Registration Statement for a period not to exceed thirty (30) days in any three (3) month period or ninety (90) days in the aggregate in any twelve (12) month period, if any of the following events (each, a “Suspension Event”) shall occur: negotiations relating to, or the consummation of, a transaction or the occurrence of an event, in each case, that (i) would require additional disclosure of material information by the Company in such Effective Registration Statement or other public filings and which has not been so disclosed, and (ii) either (x) as to which the Company has a bona fide business purpose for preserving confidentiality, or (y) that renders the Company unable to comply with SEC requirements or (z) that would make it unduly burdensome to promptly amend or supplement such Effective Registration Statement on a post-effective basis, as applicable. Upon the occurrence of any such Suspension Event, the Company shall use its reasonable best efforts to take or cause to be taken such action as is necessary to permit resumed use of such Effective Registration Statement promptly following the cessation of the Suspension Event giving rise to such suspension so as to permit the Eligible Holders to resume use of and sales under such Effective Registration Statement as soon as practicable thereafter. Upon cessation of the Suspension Event giving rise to such suspension, the Company shall provide the Eligible Holders with prompt written notice that the Suspension Event has ceased (the “End of Suspension Notice”). The Holders shall not effect any sales of the Registrable Securities pursuant to such Effective Registration Statement at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. If so directed by the Company in a Suspension Notice, each Eligible Holder will deliver to the Company (at the expense of the Company) all copies, other than permanent file copies then in such Eligible Holder’s possession, of any prospectuses covering the Registrable Securities at the time of receipt of such Suspension Notice.

5.4  General Terms.

5.4.1  Indemnification. In connection with each Registration, the Company shall indemnify the Demanding Holders and each person, if any, who controls such Holders within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 5 of the Underwriting Agreement. The Demanding Holders, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement.

5.4.2  Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designate.

5.4.3  Registration Expenses. The Company shall bear all costs and expenses incurred in connection with each Registration and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (a) all registration and filing fees; (b) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (c) printing expenses; (d) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (e) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 5.4.2; (f) NASD fees; (g) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (h) the fees and expenses of any special experts retained by the Company in connection with such registration and (i) the fees and expenses of one legal counsel for all holders of securities included in such Registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Demanding Holders, which underwriting discounts or selling commissions shall be borne by such Demanding Holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

5.4.4  Exercise of Purchase Options. Nothing contained in this Purchase Option shall be construed as requiring the Holder to exercise this Purchase Option or Warrants underlying this Purchase Option prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.4.5  Documents Delivered to Holders. If requested by Morgan Joseph in connection with any Demand Registration, the Company shall furnish to them, as representatives of the Demanding Holders, a signed counterpart, addressed to the Demanding Holders, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under any underwriting agreement related thereto), and (ii) a “cold comfort” letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities. The Company shall also deliver promptly to Morgan Joseph, as representative of the Demanding Holders, the correspondence and memoranda described below and copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and permit Morgan Joseph, as representative of the Demanding Holders, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the NASD. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as Morgan Joseph, as representative of the Demanding Holders, shall reasonably request. The Company shall not be required to disclose any confidential information or other records to Morgan Joseph, as representative of the Demanding Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

5.4.6  Supplemental Prospectus. Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.  Adjustments

6.1  Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1  Stock Dividends and Splits. If after the date hereof, and subject to the provisions of Section 6.4 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants. For example, if the Company declares a two-for-one stock dividend and at the time of such dividend this Purchase Option is for the purchase of one Unit at $10.00 per whole Unit (each Warrant underlying the Units is exercisable for $7.50 per share), upon effectiveness of the dividend, this Purchase Option will be adjusted to allow for the purchase of one Unit at $10.00 per Unit, each Unit entitling the holder to receive two shares of Common Stock and two Warrants (each Warrant exercisable for $3.75 per share).

6.1.2  Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.4, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares. In such case, the number of shares of Common Stock, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants.

6.1.3  Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or that solely affects the par value of such shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Option and the underlying Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4  Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

6.2  Substitute Purchase Option. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Purchase Option shall provide for adjustments that shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.3  Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock or Warrants upon the exercise of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Warrants, shares of Common Stock or other securities, properties or rights.

7.  Warrant Redemption

Notwithstanding anything to the contrary contained herein or in the Warrant Agreement, (i) this Purchase Option shall, if not earlier exercised in full, be automatically exercised, on a cashless basis as described in Section 2.3 hereof, immediately prior to the Redemption Date (as defined in the Warrant Agreement) upon redemption of the Company’s outstanding warrants pursuant to Section 6 of the Warrant Agreement (provided that notice is provided to the Holder on the same terms as provided to the holders of Warrants pursuant to the Warrant Agreement), and (ii) each Warrant that is part of a Unit issued hereunder upon such automatic conversion shall be redeemed by the Company as part of such redemption for the Redemption Price (as defined in the Warrant Agreement).

8.  Reservation and Listing

The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of the Purchase Options or the Warrants underlying the Purchase Options, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Options and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. The Company further covenants and agrees that upon exercise of the Warrants underlying the Purchase Options and payment of the respective Warrant exercise price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as the Purchase Options shall be outstanding, the Company shall use its best efforts to cause all Registrable Securities to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on the Nasdaq National Market, SmallCap Market, OTC Bulletin Board or any successor trading market) on which the Common Stock of the Company may then be listed and/or quoted.

9.  Certain Notice Requirements

9.1  Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Purchase Option and its exercise, any of the events described in Section 9.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least 10 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

9.2  Events Requiring Notice. The Company shall be required to give the notice described in this Section 9.2 upon one or more of the following events: (i) if the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company.

9.3  Notice of Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

9.4  Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) if to the registered Holder of this Purchase Option, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to the executive offices of the Company, Attn; Chief Executive Officer.

10.  Miscellaneous

10.1  Amendments. The Company and Morgan Joseph may from time to time supplement or amend this Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Morgan Joseph may deem necessary or desirable and that the Company and Morgan Joseph deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

10.2  Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

10.3  Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

10.4  Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

10.5  Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.4 of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

10.6  Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or the Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non- fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach or non-compliance.

10.7  Execution in Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

10.8  Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Option, Holder agrees that, at any time prior to the complete exercise of this Purchase Option by Holder, if the Company and Morgan Joseph enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Options will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the ____________, 2006.

GLOBAL TECHNOLOGY INDUSTRIES, INC.

By:
Name: Robert B. Kay
Title: President

Form to be used to exercise Purchase Option:

Global Technology Industries, Inc.
375 Park Avenue, Suite 1505
New York, NY 10152

Date:____________________, 2006

The undersigned hereby elects irrevocably to exercise all or a portion of the within Purchase Option and to purchase ___________ Units of Global Technology Industries, Inc. and hereby makes payment of $__________ (at the rate of $____________ per Unit) in payment of the Exercise Price pursuant thereto. Please issue the Common Stock and Warrants as to which this Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase _____ Units purchasable under the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (with a “Value” of $_________ based on a “Market Price” of $________). Please issue the securities comprising the Units as to which this Purchase Option is exercised in accordance with the instructions given below.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Purchase Option in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name
(Print in Block Letters)

Address

Form to be used to assign Purchase Option:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED, _________________________________ does hereby sell, assign and transfer unto ______________________________ the right to purchase _______ Units of Global Technology Industries, Inc. (“Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated: _________________, 2006

Signature

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Purchase Option in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).